Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Director of Finance and Investor Relations	Vice President of Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Announces Common Stock Offering

PLANO, TX (June 28, 2005) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) announced today plans to offer 3,642,987 shares of its common stock to the public to raise gross proceeds of approximately $200 million at current market prices. Triad also plans to grant to the underwriters an option to purchase up to an additional 546,448 shares to cover overallotments, if any. The offering is being made pursuant to Triad’s currently effective shelf registration statement filed with the Securities and Exchange Commission.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and Banc of America Securities LLC will act as joint book-running managers for the offering. Full details of the offering, including a detailed description of Triad’s common stock and certain risk factors involved in investing in Triad’s common stock, are contained in a prospectus supplement and related prospectus available through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080; Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 8th Floor, 140 58th Street, Brooklyn, New York 11220; or Banc of America Securities LLC, Capital Markets Operations (Prospectus Fulfillment), 100 West 33rd Street, New York, New York 10001 (dg.prospectus_distribution@bofasecurities.com).

This news release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company currently operates 52 hospitals and 9 ambulatory surgery centers in 15 states with approximately 8,640 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 180 independent community hospitals and health systems throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.